EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2025, relating to the financial statements of Barrett Business Services, Inc., and the effectiveness of Barrett Business Services, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Barrett Business Services, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

February 28, 2025